Exhibit 15(b)





UniSource Energy Corporation
Tucson Electric Power Company
220 West Sixth Street
Tucson, Arizona  85701

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of UniSource Energy Corporation and subsidiaries (the Company) and Tucson Electric Power Company and subsidiaries (TEP) for the three-month and six-month periods ended June 30, 1997 as indicated in our report dated February 23, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarter ended June 30, 1998 is incorporated by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55732 of TEP on Form S-3, and Registration Statement No. 333-43765, No. 333-43767, No. 333-43769, No. 333-53309, No. 333-53333
and No. 333-53337 of the Company on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Tucson, Arizona
August 12, 1998